SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2006

CPI AEROSTRUCTURES, INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-11398	11-2520310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
60 Heartland Blvd., Edgewood, New York		11717
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    (631) 586-5200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On December 1, 2006, Arthur August informed the board of directors of CPI Aerostructures, Inc. (‘‘Company’’) that he will be retiring as Chairman Emeritus and as a member of the Company’s board of directors and strategic planning committee effective December 31, 2006. Mr. August’s departure is not related to any disagreement with the Company or with the Company’s operations, policies or practices.

(d)    On December 1, 2006, the Company appointed Harvey Bazaar as a member of the Company’s board of directors and audit committee. In connection with his appointment, Mr. Bazaar was granted five-year, immediately exercisable options to purchase 3,333 shares of the Company’s common stock at an exercise price of $6.75 per share. As a non-employee director, Mr. Bazaar will receive an annual cash fee of $10,000 (payable quarterly) and an option to purchase 10,000 shares of the Company’s common stock on April 1st of each year.

(e)    On December 1, 2006, the Company entered into an amended and restated employment agreement with Vincent Palazzolo, which agreement would have expired on December 31, 2006. Pursuant to the amended agreement, Mr. Palazzolo will continue to be employed as the Company’s Chief Financial Officer until December 31, 2009. Mr. Palazzolo’s employment agreement provides that he will receive a base salary of (i) $200,000 from January 1, 2007 until December 31, 2007, (ii) $208,000 from January 1, 2008 until December 31, 2008 and (iii) $216,300 from January 1, 2009 to December 31, 2009. For the years ending December 31, 2007, 2008 and 2009, Mr. Palazzolo is eligible to receive an annual bonus based on changes in the Company’s revenues and earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) from the prior year. 25% of the bonus amount is determined by revenues and 75% by EBITDA. The manner in which the bonus is calculated has not changed from Mr. Palazzolo’s prior employment agreement, except that if EBITDA for the year preceding the year for which the EBITDA bonus is to be determined is less than $1 million, then the EBITDA bonus will be calculated by comparing the current year’s EBITDA to the EBITDA of the first preceding year in which EBITDA was in excess of $2 million. In addition to his base salary, on December 1, 2006, the Company granted Mr. Palazzolo a ten-year option to purchase 25,000 shares of the Company’s common stock under the Company’s Performance Equity Plan 2000 at a price of $6.75 per share, exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The employment agreement also provides that Mr. Palazzolo will not compete with the Company during the employment term and for a period of two years from the date of his termination.

On December 1, 2006, the Company amended the employment agreement with Edward J. Fred, its President and Chief Executive Officer. Pursuant to the amended agreement, the manner in which Mr. Fred’s bonus is calculated has not changed, except that in calculating the bonus for the fiscal year ending December 31, 2007, if EBITDA for the year preceding the year for which the EBITDA bonus is to be determined is less than $1 million, then the EBITDA bonus will be calculated by comparing the current year’s EBITDA to the EBITDA of the first preceding year in which EBITDA was in excess of $2 million.

Item 9.01 — Financial Statements and Exhibits

(d)    Exhibits

10.23	Amended and Restated Employment Agreement between the Company and Vincent Palazzolo, dated as of December 1, 2006
10.24	Stock Option Agreement between the Company and Vincent Palazzolo, dated as of December 1, 2006
10.25	Amendment, dated as of December 1, 2006, to the Amended and Restated Employment Agreement between the Company and Edward J. Fred, dated as of February 7, 2005
99.1	Press release, dated December 1, 2006, announcing appointment of Harvey Bazaar as a director and retirement of Arthur August as Chairman Emeritus and a member of the Company’s board of directors and strategic planning committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2006	CPI AEROSTRUCTURES, INC.

	By:	/s/ Edward J. Fred
Edward J. Fred Chief Executive Officer